                                                                    EXHIBIT 99.1

                     LETTER TO SHAREHOLDERS - REVIEW OF 2004


TO OUR FELLOW SHAREHOLDERS


FINANCIAL SUMMARY OF 2004

The year of 2004 represented yet another important transition period for DATATRAK International, Inc. and was accompanied by several significant accomplishments and strategic developments. Our Company recorded operating income for the first time in the emerging EDC market during 2004. DATATRAK recorded $817,000 of net income in 2004, representing basic earnings per share of $0.13 ("EPS") and fully diluted EPS of $0.12. These results compared with a net loss of $1,048,000 and EPS of ($0.19) for 2003. Considering that 2002 resulted in a net loss of $6,391,000 and EPS of ($1.22), significant progress has been made at this Company in the past 24 months.

Our revenue for 2004 increased approximately 60% to $11,305,000 million from $7,052,000 in 2003. Throughout this period of impressive revenue growth, our gross margins remained stable and attractive for both years at approximately 77%.

These positive economic results were accompanied by commensurate advancements of DATATRAK's stock price during 2004. On January 2nd the price closed at $6.48 and it ended the year on December 31st at $10.95, representing an increase of 69%. Over the last five years, the total cumulative return for shareholders of DATATRAK exceeded that of the Nasdaq Stock Market U.S. Index by more than seven-fold and compared to the Nasdaq Heath Services Index, DATATRAK shareholders' return was almost three times higher. This analysis appears on page 34 of the 2004 Form 10-K and is reproduced below.

PERFORMANCE GRAPH

         The following line graph compares the yearly cumulative total shareholder return on our common shares against the cumulative total return of the Nasdaq Stock Market U.S. Index and the Nasdaq Health Services Index for the period commencing December 31, 1999 and ending December 31, 2004. The graph assumes that the value of the investment in our common shares and each index was $100 on December 31, 1999, and that all dividends, if any, were reinvested.

                                    [GRAPH]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
    AMONG DATATRAK INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ HEALTH SERVICE INDEX


-------------------------------------------------------------------------------------------------
                               12/31/99    12/31/00    12/31/01   12/31/02    12/31/03  12/31/04
-------------------------------------------------------------------------------------------------
DATATRAK                         100         77.60      73.10       47.45      166.90    307.03
-------------------------------------------------------------------------------------------------
Nasdaq US                        100         60.30      45.49       26.40      38.36      40.51
-------------------------------------------------------------------------------------------------
Nasdaq Health Services           100         78.33      83.23       75.37      95.63     112.45
-------------------------------------------------------------------------------------------------

- $100 invested on 12/31/99 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

SIGNIFICANT ACCOMPLISHMENTS ACHIEVED IN 2004

As occurs every year with a company making progress in an emerging market, there are specific accomplishments that lay foundations for future growth. The important accomplishments achieved in 2004 are listed and described below.

     1. Steady, quarter-by-quarter revenue growth throughout 2004, leading to the first full year of operating income from the EDC business.
     2. Along with revenue growth of approximately 60% for 2004, an ability of the Company's business model to leverage fixed costs and previous infrastructure investments and maintain stable, attractive gross profit margins of approximately 77%.
     3. Release of Version 4.0 representing significant advancements in software design that allow for "push button" amendments to ongoing clinical trials using DATATRAK EDC(R). These capabilities of Version
          4.0 will be instrumental in the expected increase in Technology Transfer relationships that will fuel further increases in adoption rates of EDC in the clinical trials marketplace over the next few years.
     4. Implementation of an early customer experience program with the first of the Unifyer(TM) family of products called MetriX(TM). Use of the proprietary Unibase(TM) architecture that is common to all Unifyer(TM) products allows for unprecedented speed and ease of searching for large volumes of information across different databases.
     5. Launching of a unique alliance with SAS, the largest privately-held software company in the world. SAS represents the standard of data analysis across the global life sciences industry with 100% penetration within the pharmaceutical, biotechnology and medical device industries. SAS selected DATATRAK with which to partner following an independent survey of the leading EDC companies and products. This Alliance has been branded as "DATATRAK Aware - Powered by SAS" and seeks to begin adding customers as part of this initiative in 2005. The strategy underpinning this Alliance is detailed later in this Letter.

          Both companies believe that this approach will completely redefine data collection and management throughout this global industry.

VALUE PROPOSITION OF EDC CONTINUES TO BE PROVEN

In June 2001, DATATRAK published the industry's first economic assessment of EDC versus traditional paper methodologies by comparing actual technology budgets versus their paper counterparts. The conclusion of this analysis was that when categorically applied across all Phases of drug development, the cost savings of EDC were projected to exceed $50 million for a program of development involving just one successfully approved drug.

At the time, this initial estimation was not believed by many in the industry because it originated from a vendor and therefore was felt to be biased - though all figures and assumptions were openly described and all calculations were elucidated step-by-step. Interestingly, there were never any public criticisms of the methods involved in the economic modeling, despite open invitations to those who had trouble believing the conclusion.

Since this publication, the magnitude of these costs savings have been substantiated and reproduced by two clinical trial sponsors - Novartis and Pfizer. Novartis has presented publicly two similar figures of yearly savings from diminished outsourcing to Contract Research Organizations ("CRO") secondary to the use of EDC which are $65 and $100 million per year. Novartis has further stated that $17 million was spent last year just printing paper case report forms which disappear completely when EDC is used. A respectable number of clinical trials can be performed for $17 million per year. In the recent publication In Vivo, in the March 2005 issue, Pfizer stated that their return on investment from the use of EDC was $84 million over the past several years.

All of these figures represent similar magnitudes of savings from the implementation of EDC over paper methods. Most notably, all of these efforts were completely independent, yet confirmed the same general conclusions of significant cost savings over paper methods. Importantly, these analyses dealt only with hard costs. The economic advantages from accelerating clinical development resulting in a shortened time to peak sales, killing bad drugs faster and reductions in liability from having real-time information were not included, but should be additive to the costs savings values. Thus, the total value of EDC greatly exceeds the figures presented as mere cost savings.

Though the magnitude of cost savings with technology can vary based upon the characteristics of individual clinical trials, all of the analyses that have been done from broad-based implementations of EDC indicate a clear and significant value proposition over paper methods. Any perceptions that EDC is more expensive than paper in across-the-board applications currently have no foundation in supportive evidence. No public analysis could be found which shows EDC to be more expensive than paper in corporate-wide implementations.

This type of analysis will be important in the coming years as the EDC market continues to advance. With greater utilization of EDC as part of strategic, corporate-wide initiatives, it is probable that per trial contracting for EDC will be replaced by multiyear license arrangements. Such figures documenting a portion of the overall value proposition of EDC related to purely cost savings will provide a logical starting point for such contracting discussions. There is no inherent disadvantage from yearly license contracts for EDC products and services - as long as the correct value is part of the equation for the customer and technology provider alike. Problems in the past from license constructs were related to the underselling of value on the part of the technology provider, which placed them at an economic disadvantage. Unfortunately, at that time, the values represented by these three analyses were not calculated by previous technology providers before agreeing to suboptimal pricing structures. The figures presented by the three companies in this section are critically important to quantifying the value of EDC.


A MORE IMPORTANT ADVANTAGE OF EDC APPEARS - PATIENT SAFETY

One day prior to the Vioxx situation being released to the public in 2004, DATATRAK published its White Paper on EDC and Patient Safety. This White Paper continues to be available on the Company's web site. It has been provided to members of the FDA Advisory Panels, individual Congressional Officials as well as to Drs. Crawford and Woodcock of the Food and Drug Administration in an effort to promote movement towards more advanced standards of "data awareness" in clinical trials with the authorities who have purview over such activities.

EDC provides the ability to review cumulative information within a single database seconds after data entry from around the world on individual or multiple clinical trials. With the "DATATRAK Aware - Powered by SAS" Alliance, such real-time information can now be automatically available in a statistically valid format, which can be accessed anywhere in the world from a standard Internet connection. Paper methods unequivocally have been proven to be delayed as much as six to nine months before comparable informational status exists. Such a gap in "data awareness" could present serious liability to clinical trial sponsors from the inability to "know" or "be aware" of the timely status regarding the actions of an investigational agent. More importantly, the patients who are being exposed to such investigational agents are not currently being provided with the level of surveillance that is possible from today's technologies if paper is the transmission medium, as manual methods carry with them insurmountable physical delays with information that is literally "buried in stacks of paper" waiting for either transportation or double data entry.

Interestingly, this same pharmaceutical industry has possessed the ability for years to track prescription use each week down to the zip code through direct linkages with computerized systems in pharmacies through companies such as IMS Health. Some of the same barriers or excuses to adoption of technology and the rapid provision of up-to-date information in the clinical discipline did not appear to inhibit movement towards automation that is involved with tracking product utilization, prescriber habits or compensating the field detail force. There apparently exists a great deal of patience when waiting for the results of what an investigational agent is doing to an individual enrolled in a clinical trial as this "up-to-date" information is today defined as six to nine months when paper is the collection medium. At this time, paper is the predominant collection medium in clinical trials.

There are definite economic and process advantages to EDC, such as accelerating clinical development that should compel the pharmaceutical and medical device industries towards technology implementations. However, the issue of patient safety and the current gaps in "data awareness" that exist, which can potentially bring harm to others from an unarguable "inability to react to what one does not know", should point to EDC as the solution to this discrepancy.

For those who hold the patient as the number one objective in everything that we do in healthcare, closing this "awareness gap" and bringing the entire process in line with the capabilities of 2005 should be a priority.


SIGNIFICANCE OF THE "DATATRAK AWARE - POWERED BY SAS" ALLIANCE

In December 2004 DATATRAK and SAS launched a unique alliance intended to provide unprecedented efficiencies in the process by which information is collected and analyzed in clinical trials. A simple illustration of this Alliance is depicted in the following figure in this section. The workflow represented by the traditional paper-based option is shown in the first scenario, where paper case report forms ("CRFs") are completed by the research staff at investigative sites and then transferred either physically or via express mailing services to a central location. At this central location, which resides at either the clinical trial sponsor or the CRO, the information is double-entered by data management staff into a clinical data management system ("CDMS") from paper forms. The main purpose of CDMS is to clean data discrepancies that can occur with entries of information in paper formats. After data is cleaned in a CDMS, it is always sent to SAS for statistical analysis. SAS is always the final end of the data prior to being compiled by a document management system for submission to regulatory authorities. The two most prominent CDMS products in the market are Oracle Clinical(TM) from Oracle Corporation and ClinTrial(TM) from Phaseforward.

The second scenario describes the objectives of the Alliance between DATATRAK and SAS. The first fundamental difference from scenario #1 is that when EDC is properly designed for a clinical trial, 90% of the data discrepancies can be eliminated at the time of data entry by the investigative staff. This is because, very simply, software "talks to you" and paper is silent. The proper use of EDC largely removes one of the main reasons for the existence of CDMS.

DATATRAK and SAS recognized that since all clinical trial information eventually winds up in SAS formats, and because data discrepancies are largely cleaned by EDC alone (i.e., 90%), why not go directly from EDC into SAS and gain additional efficiencies?

Thus, the "DATATRAK Aware - Powered by SAS" Alliance will directly link DATATRAK EDC(R) with SAS Drug Development(TM) ("SDD") and be able to provide automatic, analyzable SAS dataset formats from ongoing clinical trials that are updated every 24 hours. These datasets will be available to be reviewed securely via a standard browser and Internet connection from anywhere in the world.

Such speed and efficiency is currently unprecedented in this industry. No mechanism, technology, CRO or process can deliver in an automatic fashion, compiled SAS datasets within 24 hours from thousands of research sites around the world which can be made available to a variety of customer-users through a standard web browser.

Prior to launching this Alliance, focus groups were held with customers who verified that the step between CDMS and analyzable SAS datasets in Scenario #1 take multiple personnel as much as four to six weeks transforming data from one format into another before SAS datasets are available to medical or safety officers at a clinical trial sponsor.

There are additional business and functionality advantages to customers from this Alliance. SDD is a powerful enterprise software implementation that provides automatic versioning and audit trail tracking of all files that go in and out of this repository. Such capability offers a tremendous advantage to clients because in the absence of SDD, versioning of hundreds to thousands of data files and tables are relegated to manual compliance with procedures - which has a much greater chance for error, may not satisfy new internal control requirements and likely costs more in order to supervise and control.

The business advantages of this Alliance to all parties (customers, DATATRAK and SAS) are twofold and the first benefit relates to the opportunity for any customer who has not purchased an SDD license to receive all the advantages of this application on a trial-by-trial basis by piggy-backing on top of the DATATRAK transaction-based pricing model. Normally, SDD is a license purchase for placement behind the customer's firewall. Through "DATATRAK Aware - Powered by SAS" a client can have the all the advantages for their single trials with no license fee upfront and importantly through the ASP delivery model - no added costs for infrastructure investment.

The second opportunity for leverage of this total solution comes from customers who have purchased the enterprise SDD package and because of the automatic integration produced between the two product suites by DATATRAK and SAS (created by the "connector"); these customers can "plug into" EDC and receive the full electronic solution from the investigative sites directly into their data repository. This not only leverages a previous investment in SDD, but brings unprecedented value and speed.

Three final points deserve emphasis on this Alliance. Though both companies believe this Alliance will redefine the future of efficiency in clinical trials, DATATRAK's progress is not completely dependent on customers choosing the Aware Alliance. Many companies for the next several years will still choose to remain with their current processes and would view just simply moving from paper to EDC as a big change. Secondly, even for those who agree with the efficiency advantages, individual corporate politics may dictate they receive as much use as possible out of past license investments in CDMS. Some of these customers may wait until license renewals for CDMS arrive in order to make a better future decision. Lastly, because SDD has such tremendous efficiencies in giving customers the maximal power to efficiently and compliantly manage the information flow of their entire organization, a purchase of SDD represents a corporate-wide commitment. Efficiencies would be lost if every aspect of a clinical trial sponsors' research and development effort did not utilize SDD - especially the direct data coming from investigative sites around the world through EDC. It is logical to expect companies selecting the direct EDC to SDD linkage will leverage this advantage in the majority of the clinical trials performed by their global organizations. Thus, the successful joint selling by DATATRAK and SAS of EDC linked with SDD will result in significantly more and definitely broader clinical trial commitments than just selling EDC alone which is trial by trial in many cases.

The above points indicate that because this Alliance represents such a major shift in efficiency and process, customer movement towards the "DATATRAK Aware - Powered by SAS" offering may vary based upon the presence or absence of previous, expensive legacy systems. Companies that have no legacy systems in place, and not all companies have a CDMS incorporated into their process, will be able to take advantage of this Alliance immediately with few foreseen barriers. Companies that have an extensive history of large investments in software and personnel tied to the relatively inefficient use of historic CDMS processes may take longer to align opportunity with letting go of the past.

SAS DATASETS IN 24 HOURS

    Today's Paper Based DATA Collection to Analysis Process

                                   [GRAPHIC]

    Process with AWARE Powered By SAS

                                   [GRAPHIC]

WHAT TO EXPECT FOR 2005

Because of the tremendous potential for variability in the short-term visibility of revenue in this emerging market, together with a reasonable potential for upside surprises with the launching of the Aware Alliance with SAS, DATATRAK elected not to provide specific revenue and earnings guidance for 2005 beyond general parameters. Nonetheless, all signs indicate a continuation of the advancing adoption rates toward EDC as the information medium in clinical trials and away from slower, more expensive and riskier paper methodologies. We believe that empowerment of the customer (both clinical trial sponsor and CRO) through the extremely user-friendly aspects of Version 4.0 of DATATRAK EDC(R) will provide a strong foundation for increasing adoption rates and the delivery of higher gross margin revenue to our Company.

Beginning in 2005 and continuing to grow for several more years into the future, we believe that the "DATATRAK Aware - Powered by SAS" Alliance will progressively redefine new expectations on how to most efficiently manage information flow in clinical trials. Providing directly linked data from investigative sites around the world into a compliant regulatory-driven and statistically-appropriate repository every 24 hours will be challenging to exceed - if possible at all.

On the Development front, we will continue to aggressively advance our product suite in capabilities and functionality. We also plan to expand our software offering into complementary areas of clinical trials that will lay the foundation to add to our revenue potential over the next several years. One of these potential growth areas relates to the capabilities surrounding the continued development of the Unifyer(TM) family of products. The first of these members is now being used in early customer experiences and is called MetriX(TM). The "connector" that is being used as the major component to accomplish the integration with SDD is from our Unifyer architecture.

Though DATATRAK has made significant progress over the past two years in this emerging market, we have repeatedly cautioned investors to remember that progress in this market has always moved slower than is justified by the proven capabilities of our technology because the major barrier to advancement is altering human behavior which is unpredictable. Despite these provisos, however, not only is the continued growth of EDC inevitable, but the logic and efficiencies afforded by the Aware Alliance with SAS will redefine the data management process in this industry - though it may take several years of gradual advancement to reach its full potential. DATATRAK continues to be in an excellent position to obtain its fair share of the enormous and growing market for the use of technology in the clinical trials process. We continue to strive toward our objective developed since inception of the Company to "Manage Research Information Worldwide".